Exhibit 99.1

Solar Senior Capital Ltd. Announces Quarter Ended June 30, 2013 Financial Results; Declares Monthly Dividend of $0.1175 per Share for August 2013

NEW YORK--(BUSINESS WIRE)--July 31, 2013--Solar Senior Capital Ltd. (NASDAQ: SUNS) (the "Company") today announces net investment income of 3.3 million, or $0.29 per share, for the quarter ended June 30, 2013, up sequentially from the first quarter. Earnings were  $1.5 million, or $0.13 per share for the second quarter. At June 30, 2013, net asset value (NAV) per share was $18.03.

Additionally, the Company announces that its Board of Directors has declared a monthly dividend of $0.1175 per share for August 2013, which will be payable on September 4, 2013 to stockholders of record on August 22, 2013. The specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At June 30, 2013:

Investment Portfolio: $250.2 million

Number of portfolio companies: 36

Net Assets: $207.6 million

Net Asset Value per share: $18.03

Portfolio Activity for the Quarter Ended June 30, 2013:

Investments made during the quarter: $47.5 million

Investments repaid and sold during the quarter: $35.4 million

Operating Results for the Quarter Ended June 30, 2013

Net investment income: $3.3 million

Net realized and unrealized loss: $1.8 million

Net increase in net assets from operations: $1.5 million

Net investment income per share: $0.29

“The second quarter of 2013 marked a period of modest but prudent portfolio growth,” said Michael Gross, Chairman and CEO of Solar Senior Capital Ltd. “Our originations held steady supported by our strong sponsor relationships and experience with repeat issuers. Repayments and sales ran ahead of our expectations but, importantly, we were successful in further diversifying our portfolio. Given the current visibility on originations and repayments, we anticipate further portfolio growth in the second half of the year.”

Conference Call and Webcast

The Company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Thursday, August 1, 2013. All interested parties may participate in the conference call by dialing (866) 515-2913 approximately 5-10 minutes prior to the call, international callers should dial (617) 399-5127. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 17902668 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Senior Capital Ltd.’s website, www.solarseniorcap.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Senior Capital Ltd. website. Additionally, a replay dial-in will be available until August 15, 2013 and can be accessed by dialing (888) 286-8010 and using the passcode 85091180. International callers should dial (617) 801-6888.

Portfolio and Investment Activity

During the three months ended June 30, 2013, we invested $47.5 million across 9 portfolio companies. Investments sold or prepaid during the three months ended June 30, 2013 totaled $35.4 million.

At June 30, 2013, our portfolio consisted of 36 portfolio companies and was invested 97% in senior secured loans and 3% in unsecured loans measured at fair value versus 33 portfolio companies invested 97% in senior secured loans and 3% in unsecured loans at March 31, 2013.

The weighted average yields on our income producing portfolio of investments were 7.3% and 7.0%, respectively, at June 30, 2013 and March 31, 2013 measured at fair value.

At June 30, 2013, 92.3% or $226.8 million of our income producing portfolio is floating rate debt and 7.7% or $18.9 million is fixed rate debt, measured at fair value.

At June 30, 2013, 98% of the fair value of the portfolio was performing.

Since the initial public offering of Solar Senior Capital Ltd. on February 24, 2011 and through June 30, 2013, invested capital totaled approximately $505 million in 51 portfolio companies. Over the same period, Solar Senior Capital Ltd. completed transactions with more than 40 different financial sponsors.

Results of Operations Comparisons for the Three and Six Months Ended June 30, 2013 and June 30, 2012

Investment Income

For the three and six months ended June 30, 2013, gross investment income totaled $4.7 million and $9.2 million, respectively. For the three and six months ended June 30, 2012, gross investment income totaled $5.6 million and $9.5 million, respectively. The decrease in gross investment income from the three and six month periods ended June 30, 2012 to the three and six month periods ended June 30, 2013 was primarily related to the repayment of select higher yielding assets and the subsequent reinvestment into lower yielding assets.

Expenses

Expenses totaled $1.4 million and $2.7 million, respectively, for the three and six months ended June 30, 2013. Expenses totaled $2.2 million and $3.4 million, respectively, for the three and six months ended June 30, 2012. The reduction in total expenses for the three and six months ended June 30, 2013 as compared to the year ago periods was primarily due to lower performance-based incentive fees and lower general and administrative expenses.

Net Investment Income

The Company’s net investment income totaled $3.3 million and $6.5 million or $0.29 and $0.57 per average share, for the three and six months ended June 30, 2013, respectively. The Company’s net investment income totaled $3.4 million and $6.1 million or $0.36 and $0.64 per average share, for the three and six months ended June 30, 2012, respectively.

Net Realized Gain

Net realized gain for the three and six months ended June 30, 2013 totaled $0.2 million and $0.2 million, respectively. Net realized gain for the three and six months ended June 30, 2012 totaled $0.4 million and $0.4 million, respectively. Net realized gain for the three and six months ended June 30, 2013 was primarily related to modest partial sales of selected assets. Net realized gain for the three and six months ended June 30, 2012 was also primarily related to modest sales of selected assets.

Net Change in Unrealized Gain (Loss)

For the three and six months ended June 30, 2013, the net change in unrealized loss on the Company’s assets and liabilities totaled ($2.0) million and ($2.3) million, respectively. For the three and six months ended June 30, 2012, the net change in unrealized gain (loss) on the Company’s assets and liabilities totaled ($0.2) million and $2.9 million, respectively. Net unrealized loss for the three and six months ended June 30, 2013 was primarily attributable to the decline in fundamentals of two investments. Net unrealized loss for the three months ended June 30, 2012 was primarily attributable to the reversal of previously recognized unrealized gains into realized gains. Net unrealized gain for the six months ended June 30, 2012 was primarily attributable to general market improvements, modest yield tightening and overall positive net changes in general portfolio company fundamentals.

Net Increase in Net Assets Resulting From Operations

For the three and six months ended June 30, 2013, the Company had a net increase in net assets resulting from operations of $1.5 million and $4.4 million, respectively. For the three and six months ended June 30, 2012, the Company had a net increase in net assets resulting from operations of $3.6 million and $9.4 million, respectively. For the three and six months ended June 30, 2013, basic and diluted earnings per average share were $0.13 and $0.39, respectively. For the three and six months ended June 30, 2012, basic and diluted earnings per average share were $0.38 and $0.98, respectively.

Liquidity and Capital Resources

At June 30, 2013, the Company had $39.4 million in borrowings outstanding on its credit facility and $110.6 million of unused capacity, subject to effective borrowing base limits. The Company also has a delayed draw feature on its credit facility which may provide an additional $50.0 million of unused capacity.

Financial Statements and Tables

SOLAR SENIOR CAPITAL LTD. CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (in thousands, except shares)

	June 30, 2013 (unaudited)	December 31, 2012

Assets
Investments, at fair value (cost: $253,929 and $214,075, respectively)	$250,187	$212,602
Cash	2,048	2,647
Receivable for investments sold	201	282
Interest receivable	1,453	1,294
Prepaid expenses and other assets	202	204

Total assets	$254,091	$217,029

Liabilities
Credit facility payable	$39,400	$39,100
Dividends payable	1,353	1,116
Payable for investments purchased	4,455	995
Management fee payable	622	581
Performance-based incentive fees payable	—	84
Interest payable	107	121
Administrative services expense payable	254	431
Other liabilities and accrued expenses	254	498

Total liabilities	$46,445	$42,926

Net Assets
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 common shares
authorized, respectively, and 11,516,864 and 9,500,100 issued and outstanding, respectively	$115	$95
Paid-in capital in excess of par	214,977	177,728
Distributions in excess of net investment income	(3,907)	(2,247)
Accumulated net realized gain	203	—
Net unrealized depreciation	(3,742)	(1,473)

Total net assets	$207,646	$174,103

Net Asset Value Per Share	$18.03	$18.33

SOLAR SENIOR CAPITAL LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share amounts)

	Three months ended June 30, 2013	Three months ended June 30, 2012	Six months ended June 30, 2013	Six months ended June 30, 2012
INVESTMENT INCOME:
Interest	$4,735	$5,599	$9,196	$9,508

EXPENSES:
Management fees	$622	$543	$1,192	$1,041
Interest expense	315	447	522	692
Performance-based incentive fees	—	451	80	499
Administrative services expense	262	326	494	490
Insurance expense	30	100	100	199
Other general and administrative expenses	178	291	353	520

Total expenses	1,407	2,158	2,741	3,441

Net investment income	$3,328	$3,441	$6,455	$6,067

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain	$181	$359	$203	$401
Net change in unrealized gain (loss)	(2,024)	(167)	(2,269)	2,882

Net realized and unrealized gain (loss)	(1,843)	192	(2,066)	3,283
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$1,485	$3,633	$4,389	$9,350

EARNINGS PER SHARE	$0.13	$0.38	$0.39	$0.98

About Solar Senior Capital Ltd.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans including first lien, unitranche, and second lien debt instruments.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Senior Capital Ltd.
Investor Relations
646-308-8770